Exhibit 4.3
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (this “Agreement”) is made this ___day of October, 2005, by and between E Energy Adams, LLC a Nebraska limited liability company (“E Energy Adams”) and Union Bank & Trust Company as escrow agent (the “Escrow Agent”).
W I T N E S S E T H:
     WHEREAS, E Energy Adams proposes to offer a minimum of 1,990 and a maximum of 5,810 of its Membership Units (the “Units”) at a price of $10,000 per Unit, in minimum blocks of two (2) Units in an offering registered with the Securities and Exchange Commission and in the states of Nebraska, Iowa, Kansas, Missouri, Wisconsin, South Dakota and Florida, and possibly offered in other states pursuant to state securities registration exemptions and under the provisions of the Securities Act of 1933, as amended (the “Offering”);
     WHEREAS, E Energy Adams will file a registration statement to register the Units with the Securities and Exchange Commission, the States of Nebraska, Iowa, Kansas, Missouri, Wisconsin, South Dakota and Florida, and possibly other states;
     WHEREAS, E Energy Adams will allow investors in the Offering to deliver the purchase price of the subscribed Units in installments; and
     WHEREAS, E Energy Adams desires to comply with the requirements of federal and state securities laws and regulations, and desires to protect the investors in the Offering by providing, under the terms and conditions herein set forth, for the return to subscribers of the money which they may pay on account of purchases of Units in the Offering if the Minimum Escrow Deposit (hereinafter defined) is not deposited with the Escrow Agent.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:
     1. Acceptance of Appointment. Union Bank & Trust Company hereby agrees to act as Escrow Agent under this Agreement. The Escrow Agent shall have no duty to enforce any provision hereof requiring performance by any other party hereunder.
     2. Establishment of Escrow Account. An escrow account (the “Escrow Account”) is hereby established with the Escrow Agent for the benefit of the investors in the Offering. Except as specifically provided in this Agreement, the Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.
     3. Ownership of Escrow Account. Until such time as the funds deposited in the Escrow Account (the “Deposited Funds”) shall equal the Minimum Escrow Deposit (as hereinafter defined), all funds deposited in the Escrow Account by E Energy Adams shall not become the property of E Energy Adams or be subject to the debts of E Energy Adams or any other person but shall be held by the Escrow Agent solely for the benefit of the investors who have purchased Units in the Offering.

     4. Deposit of Proceeds. All proceeds from sales of Units in the Offering shall be delivered by E Energy Adams to the Escrow Agent, within forty-eight hours of the receipt thereof from investors, endorsed (if appropriate) to the order of the Escrow Agent, together with an appropriate written statement setting forth name, address and social security number of each person purchasing Units, the number of Units purchased, and the amount paid by each such purchaser. Any such proceeds deposited with the Escrow Agent in the form of uncollected checks shall be promptly presented by the Escrow Agent for collection through customary banking and clearing house facilities. As the proceeds of each sale are deposited with the Escrow Agent, E Energy Adams shall reserve the number of Units confirmed to the purchaser thereof in connection with such sale. All such deposited proceeds are referred to herein as the “Escrow Funds”.
     5. Investment of Escrow Account. The Escrow Funds shall be credited by the Escrow Agent and recorded in the Escrow Account. The Escrow Agent shall be permitted, and is hereby authorized to deposit, transfer, hold and invest all funds received under this Agreement, including principal and interest, in those investments directed, in writing by E Energy Adams. The Escrow Agent is hereby authorized to invest Escrow Funds in the Federated Treasury Obligations Money Market Mutual Fund for temporary investment without written direction. Any interest received by the Escrow Agent with respect to the Escrow Funds shall be paid to E Energy Adams, or the investors, as indicated elsewhere in this Agreement .
     6. Termination of Escrow. This Agreement and the Escrow created hereunder shall be terminated as provided in paragraph 7 hereof or as of the date in calendar year 2007 (the “Termination Date”), which is one year and one day following the date in calendar year 2006 upon which the Securities and Exchange Commission authorizes the Offering (the “Offering’s Effective Date”), provided; however, that if prior to Termination Date, the Company has sold membership units equal to the minimum offering amount and the Company has advised the purchasers of those membership units to remit to the Escrow Agent the balance of the purchase price, then the Escrow may continue beyond the Termination Date until all Funds have been paid and the conditions for releasing the Funds have been satisfied. In no event shall this date be later than three (3) months following the Termination Date. The Company shall notify Escrow Agent of the Offering’s Effective Date within thirty (30) days of the receipt of notice of the Offering’s Effective Date from the Securities and Exchange Commission.
     7. Disposition of Escrow Funds. The Escrow Agent shall have the following duties and obligations under this Agreement:
     A. The Escrow Agent shall send a written notice acknowledging the receipt of the Deposited Funds every seven days to the Company.
     B. The Escrow Agent shall give the Company prompt written notice when the Deposited Funds equal $1,990,000 (exclusive of interest). Following receipt of such notice, the Company will advise the purchasers of Units to remit to the Escrow Agent the balance of the purchase price within twenty (20) days. Thereafter, Escrow Agent shall give the Company written notice acknowledging the receipt of the Deposited Funds every seven days. The Escrow Agent shall give the Company prompt written notice when the Deposited Funds total $19,900,000 (exclusive of interest).
     C. At the time (and in the event) that: (a) the Deposited Funds shall, during the term of this Agreement, equal $19,990,000 in subscription proceeds (exclusive of interest) (the “Minimum Escrow Deposit”); (b) the Escrow Agent shall have received written confirmation from the Company that the Company has obtained a written debt financing commitment for debt financing ranging from a minimum of $23,930,000 to a maximum of $62,130,000; (c) the Company has affirmatively elected in writing to terminate this Agreement; (d) the Escrow Agent shall have provided to each state securities department in which the Company has registered its securities for sale an affidavit stating that the foregoing requirements (a), (b) and (c) of this subsection 7C have been satisfied; and (e) the state securities commissioners have consented to release of the funds on deposit, then this Agreement shall terminate, and the Escrow Agent shall promptly disburse the funds on deposit, including interest, to the Company to be used in accordance with the provisions set out in the Registration Statement. The Company will deliver a copy of the Registration Statement to the Escrow Agent upon execution of this Agreement. The Escrow Agent will have no responsibility to examine the Registration Statement with regard to the Escrow Account or otherwise. Upon the making of such disbursement, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.
     D. In the event the Deposited Funds do not equal or exceed the Minimum Escrow Deposit on or before the Termination Date or if the Company has not received a written debt financing commitment as described herein on or before the Termination Date, the Escrow Agent shall return to each of the purchasers of the Units in the Offering, as promptly as possible after such Termination Date and on the basis of its records pertaining to the Escrow Account: (a) the sum which each purchaser initially paid in on account of purchases of the Units in the Offering and (b) each purchaser’s portion of the total interest earned on the Escrow Account as of the Termination Date, (c) reduced by the transaction fees provided in paragraph 10 hereof. Computation of any purchaser’s share of the net interest earned will be a weighted average based on the proportion of such purchaser’s deposit in the Escrow Account from the Offering to all such purchasers’ deposits held by the Escrow Agent and upon the length of time in days such deposit was held in the Escrow Account as compared to all such deposits. All computations with respect to each purchaser’s allocable share of net interest shall be made by the Escrow Agent, which determinations shall be final and conclusive. Any amount paid or payable to a purchaser pursuant to this paragraph shall be deemed to be the property of such purchaser, free and clear of any and all claims of the Company or its agents or creditors; and the respective purchases of the Units made and entered into in the Offering shall thereupon be deemed, ipso facto, to be cancelled without any further liability of the purchasers or any of them to pay for the Units purchased. At such time as the Escrow Agent shall have made all the payments called for in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder, and the Units reserved (as provided in paragraph 5) shall be released from such reservation, except that Escrow Agent shall be required to prepare and issue a single IRS Form 1099 to each investor in the event that funds are returned to investors.
     8. Agreement with Escrow Agent. To induce Escrow Agent to act hereunder, it is agreed by E Energy Adams that:

     A. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive the Escrow Funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether E Energy Adams is complying with the requirements of this Agreement in tendering to the Escrow Agent said proceeds of the sale of said Units. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.
     B. E Energy Adams hereby indemnifies and holds harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the gross negligence or willful misconduct of the Escrow Agent.
     9. Resignation and Removal of Escrow Agent Successors. The Escrow Agent may resign upon thirty (30) days advance written notice to E Energy Adams. If a successor Escrow Agent is not appointed within the 30-day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent. Any commercial banking institution or trust company with which Escrow Agent may merge or consolidate, and any commercial banking institution or trust company to which Escrow Agent transfers all or substantially all of its corporate trust business shall be the successor Escrow Agent without further act.
     10. Fees and Expenses of Escrow Agent. In the event the Deposited Funds do not equal or exceed the Minimum Escrow Deposit before the Termination Date the Escrow Agent shall be entitled to a fee of $10.00 per purchaser, which fees shall be paid from interest on the escrow account only and not from principal. The fee agreed upon in the event of termination of the escrow without the required Minimum Escrow Deposit and the continued deposit of said escrow in the investment set forth in paragraph 5 herein is intended as full consideration for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event the Escrow Agent renders any material service not contemplated in this Agreement or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof; or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney’s fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from E Energy Adams, but not from the escrow account.

     11. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the next day on which such deliveries are made in Adams, Nebraska, when delivery is to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:
          If to Escrow Agent:
Union Bank & Trust Company
6801 S. 27th Street
P.O. Box 82535
Lincoln, Nebraska 68501-2535
Attn: Ralene Klostemeyer
          If to E Energy Adams:
E Energy Adams Adams, LLC
510 Main Street
P.O. Box 49
Adams, Nebraska 68301
Attn: Jack L. Alderman, President
Fax: 402-988-5205
          with a required copy to:
Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
Attention: Valerie D. Bandstra
Fax: (515) 283-0231
     12. Governing Law. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Nebraska, without giving effect to the principles of conflict of laws thereof.
     13. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     14. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.
     15. Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions, as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.
     16. Amendments. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in the Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.
     17. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.
     18. Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the day and year first written above.

E ENERGY ADAMS:		ESCROW AGENT

E ENERGY ADAMS, LLC		UNION BANK & TRUST COMPANY

By:	By:
Jack L. Alderman, President

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